Exhibit 99.1

Appalachian Bancshares, Inc. Announces Share Repurchase Program

ELLIJAY, GA, March 2, 2007 – Appalachian Bancshares, Inc. (NASDAQ:APAB) today announced that the Board of Directors has approved a program to repurchase up to $2.5 million of its shares of common stock over the next twelve months. The timing and the amount of the repurchases, if any, will depend on market conditions, share price, trading volume and other factors, and there is no assurance that the Company will purchase shares during this program. Shares may be purchased in the open market or through privately negotiated transactions. The program is expected to be funded from existing cash. The repurchased shares will be held as treasury shares and may be used for employee benefit plans or other corporate purposes.

Tracy Newton, the Company’s Chief Executive Officer, said, “We believe that this repurchase program represents an attractive opportunity for the Company to increase value for both the Company and our shareholders. Appalachian Bancshares, Inc. and its Board of Directors, as evidenced by this repurchase program, have great confidence in the Company’s fundamentals and its future prospects.”

About Appalachian Bancshares, Inc.

Appalachian Bancshares, Inc., based in Ellijay, Georgia, is the holding company of Appalachian Community Bank, a state-chartered bank organized under the laws of the State of Georgia. Appalachian Community Bank, which also operates in Gilmer County, Georgia, under the trade name of Gilmer County Bank, provides a full range of community banking services to individuals and to small and medium-sized businesses, through its nine full-service branches in North Georgia (Ellijay, East Ellijay, Blue Ridge, Blairsville, Chatsworth, Dawsonville and McCaysville), as well as through loan production offices in Murphy, North Carolina and Ducktown, Tennessee. The Company has received conditional approval from the Office of Thrift Supervision to charter a federal thrift, which will operate under the name Appalachian Community Bank, F.S.B. Upon issuance of the new thrift charter by the OTS, the branch in McCaysville, Georgia, and the loan production offices in Ducktown, Tennessee, and Murphy, North Carolina, will be transferred to Appalachian Community Bank, F.S.B., with the loan production offices converted into full-service banking offices. The Company’s common stock trades on the Nasdaq Global Market under the symbol APAB. For more information, please visit the Company’s website at www.acbanks.net.

Certain statements in this news release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future plans and expectations, and are thus prospective. These forward-looking statements are subject to risks and uncertainties, including, but not limited to, economic conditions, competition, interest rate sensitivity and exposure to regulatory and legislative changes, and other risks and uncertainties described in our company’s filings with the Securities and Exchange Commission. Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate. Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized. The inclusion of this forward-looking information should not be construed as a representation by our company or any person that the future events, plans, or expectations contemplated by our company will be achieved. We undertake no obligation to update publicly or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Please contact Tracy Newton, Chief Executive Officer, or Joe Moss, President and Chief Operating Officer, at (706) 276-8160, with any questions or requests for additional information.